EXHIBIT 99.1

CONTACT:	ICR, Inc.
Rachel Schacter/Allison Malkin
203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES RECORD SECOND QUARTER RESULTS INCREASES ANNUAL OUTLOOK

~ Net Sales of $173.9 million, an Increase of 96.4% from Fiscal 2021 and 10.2% from Fiscal 2020 ~

~ Operating Income Increases to $24.6 million from ($8.9) million in Fiscal 2021 and $8.8 million in Fiscal 2020 ~

~ Earnings Per Share of $0.82 ~

~ Ends Second Quarter with Cash of $199.7 million and No Debt ~

~ Board Declares Quarterly Dividend ~

Paramus, NJ – August 26, 2021 -- Movado Group, Inc. (NYSE: MOV) today announced record second quarter and six-month results for the periods ended July 31, 2021, with robust growth in second quarter net sales, operating income and earnings per share as compared to the comparable quarter of fiscal 2021. Current period results also surpassed fiscal 2020 second quarter results, which were not negatively impacted by the pandemic.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We reported a record second quarter performance finishing a strong first half for Movado Group and reflecting the successful implementation of our strategy to maximize the power of our watch and jewelry brands by accelerating our omni-channel presence while maintaining financial and operational discipline. I am proud of the efforts, dedication and commitment of our team who have continued to work effectively under the challenging pandemic-induced conditions to allow the company to produce these exceptional results.”

“During the second quarter we generated a 96% increase in net sales, a 540 basis point expansion in gross margin and a $26.1 million increase in adjusted operating income as compared to the second quarter last year,” Mr. Grinberg continued. “Sales were extremely strong in many areas of the business with our Movado brand leading the way. Our Movado.com ecommerce revenue grew by over 70% compared to the second quarter of fiscal 2021. We also had very strong growth in our U.S. wholesale and our Movado Company Stores against the second quarter of both fiscal 2021 and pre-pandemic fiscal 2020. Our overall performance was driven by design innovation across our brands supported by powerful marketing programs. We delivered strong cash flow during the quarter which brought our cash balance to close to $200 million after repaying all outstanding debt. We continue to prioritize capital allocation activities that support our growth and return value to our shareholders. During the quarter, we purchased over 300,000 common shares and today, the Board approved a quarterly dividend of $0.20 per share.”

“Overall, we remain excited about our opportunities as we begin the second half of the year, yet are cautious as we weigh the uncertainty stemming from COVID-19 variants.”

Due to the significant impact of COVID-19 on prior year figures, this release will include certain comparisons to fiscal 2020 to provide additional context.

Fiscal 2022 Second Quarter Highlights (See table below for GAAP and Non-GAAP measures)

•	Delivered topline growth with an increase of 96.4% over second quarter fiscal 2021. Total net sales increased 10.2% as compared to pre-pandemic second quarter fiscal 2020 with a 28.5% increase in U.S. net sales partially offset by a 3.2% decrease in International net sales;
•	Drove gross margin expansion of 540 basis points from prior year period to 56.6% and 250 basis points from second quarter fiscal 2020;
•	Generated second quarter adjusted operating income of $25.5 million as compared to an adjusted operating loss of $0.6 million last year and adjusted operating income of $10.3 million in the second quarter of fiscal 2020;
•	Delivered adjusted diluted earnings per share of $0.85 as compared to ($0.07) and $0.36 in the second quarter of fiscal 2021 and 2020, respectively; and
•	Maintained strong balance sheet at quarter end, including cash of $199.7 million, a 5.7% increase in inventory and a $48.3 million reduction in debt from prior year quarter end.

Non-GAAP Items (See attached table for GAAP and Non-GAAP measures)

Second quarter fiscal 2022 results of operations included the following items:

•	a $0.7 million pre-tax charge, or $0.6 million after tax, representing $0.03 per diluted share, associated with the amortization of acquired intangible assets related to the acquisition of Olivia Burton; and
•	a $0.1 million pre-tax and after-tax charge, representing $0.00 per diluted share, associated with the amortization of acquired intangible assets and deferred compensation related to the acquisition of MVMT.

Second quarter fiscal 2021 results of operations included the following items:

•	a $0.7 million pre-tax charge, or $0.5 million after tax, representing $0.02 per diluted share, of operating expenses associated with the amortization of acquired intangible assets related to the acquisition of Olivia Burton;
•	a $0.3 million pre-tax charge, or $0.2 million after tax, representing $0.01 per diluted share, of operating expenses associated with the amortization of acquired intangible assets and deferred compensation related to the acquisition of MVMT;
•	a $7.4 million pre-tax charge, or $5.0 million after tax, representing $0.22 per diluted share, of operating expenses related to corporate initiatives primarily in response to the COVID-19 pandemic; and
•	a $1.3 million pre-tax gain, or $0.8 million after tax, representing $0.04 per diluted share, of other non-operating income associated with the sale of a non-operating asset in Switzerland.

Second Quarter Fiscal 2022 (See attached table for GAAP and Non-GAAP measures)

•	Net sales increased 96.4% to $173.9 million compared to $88.5 million in the second quarter of fiscal 2021. The increase in net sales reflected growth in online retail (both in the Company’s owned and wholesale customers’ websites), in Movado Company Stores and in wholesale customers’ brick and mortar stores due to the partial recovery from the COVID-19 pandemic. Net sales on a constant dollar basis increased 90.5%. U.S. net sales increased 145.9% as compared to the second quarter of last year and increased 28.5% as compared to pre-pandemic second quarter fiscal 2020. International net sales increased 64.4% as compared to the second quarter of last year and decreased 3.2% as compared to pre-pandemic second quarter of fiscal 2020.
•	Gross profit was $98.5 million, or 56.6% of sales, compared to $45.4 million, or 51.2% of sales, in the second quarter last year. The increase in gross margin percentage was primarily the result of favorable changes in channel and product mix and favorable foreign currency exchange rates partially offset by an increase in certain fixed costs to support the increase in net sales.
•	Operating expenses were $73.8 million compared to $54.3 million in the prior year period. Adjusted operating expenses were $73.0 million for the second quarter fiscal 2022 and $45.9 million in the second quarter of fiscal 2021. In both periods, the adjusted operating expenses exclude charges mentioned above in the Non-GAAP Items section. The increase in adjusted operating expenses was primarily due to higher marketing expenses and performance-based compensation and an increase in certain operating expenses to support the increase in net sales. The Company continues to minimize all non-essential operating expenses. As a percent of sales, adjusted operating expenses decreased to 42.0% of sales from 51.9% in the prior year period primarily due to improved sales leverage.
•	Operating income was $24.6 million compared to an operating loss of $8.9 million in the second quarter of fiscal 2021. Adjusted operating income for the second quarter of fiscal 2022 was $25.5 million compared to an adjusted operating loss of $0.6 million for the prior year quarter. In both periods, the adjusted operating income/loss excludes the charges listed above in the Non-GAAP Items section.
•	The Company recorded a tax provision of $5.3 million compared to a tax benefit of $1.6 million in the second quarter of fiscal 2021. The Company recorded an adjusted tax provision in the second quarter of fiscal 2022 of $5.5 million compared to an adjusted tax provision of $0.6 million for the second quarter of fiscal 2021.
•	Net income was $19.4 million, or $0.82 per diluted share, compared to a net loss of $6.6 million, or ($0.28) per diluted share, in the second quarter of fiscal 2021. Adjusted net income for the fiscal 2022 period was $20.1 million, or $0.85 per diluted share, which excludes the second quarter fiscal 2022 net charges listed above in the Non-GAAP Items section after the associated tax effects. This compares to an adjusted net loss in the second quarter of fiscal 2021 of $1.7 million, or ($0.07) per diluted share, which excludes the second quarter fiscal 2021 net charges listed above in the Non-GAAP Items section after the associated tax effects.

First Half Fiscal 2022 (See attached table for GAAP and Non-GAAP measures)

•	Net sales for the first six months of fiscal 2022 were $308.7 million compared to $158.2 million in the first six months of fiscal 2021, an increase of 95.1%. The increase in net sales reflected growth in online retail (both in the Company’s owned and wholesale customers’ websites), in Movado Company Stores and in wholesale customers’ brick and mortar stores due to the partial recovery from the COVID-19 pandemic. Net sales on a constant dollar basis increased 89.0%. U.S. net sales increased 139.1% as compared to the first half of last year and increased 20.1% as compared to pre-pandemic first half of fiscal 2020. International net sales increased 65.7% as compared to the first half of last year and decreased 11.8% as compared to pre-pandemic first half of fiscal 2020.
•	Gross profit was $172.7 million, or 55.9% of sales, compared to $77.2 million, or 48.8% of sales in the same period last year. Adjusted gross profit was the same as gross profit for the first half of fiscal 2022. Adjusted gross profit for the first six months of fiscal 2021, which excludes $3.5 million in corporate initiative charges related to the impact to the business of the COVID-19 pandemic, was $80.8 million, or 51.0% of net sales. The increase in adjusted gross margin percentage was primarily the result of favorable changes in channel and product mix, leveraging certain fixed costs as a result of higher sales and favorable foreign currency exchange rates.
•	Operating expenses were $134.8 million as compared to $268.3 million in the first six months of last fiscal year. For the first six months of fiscal 2022, adjusted operating expenses were $133.1 million, which excludes $1.4 million of expenses associated with the amortization of acquired intangible assets related to Olivia Burton and $0.2 million in adjustments associated with the amortization of acquired intangible assets and deferred compensation related to the MVMT acquisition. For the first six months of fiscal 2021, adjusted operating expenses were $99.0 million, which excludes $155.9 million in adjustments related to the impairment of goodwill and certain intangible assets, $11.1 million in corporate initiative charges related to the impact to the business from the COVID-19 pandemic, $1.4 million of expenses associated with the amortization of acquired intangible assets related to Olivia Burton and $1.0 million in adjustments associated with the amortization of acquired intangible assets and deferred compensation related to the MVMT acquisition. The increase in adjusted operating expenses was primarily due to higher marketing expenses and performance-based compensation and an increase in certain operating expenses to support the increase in net sales. The Company continues to minimize all operating expenses. As a percent of sales, adjusted operating expenses decreased to 43.1% of sales from 62.6% in the prior year period primarily due to improved sales leverage.
•	Operating income was $37.9 million compared to operating loss of $191.1 million in the first six months of fiscal 2021. Adjusted operating income for the first six months of fiscal 2022 was $39.6 million which excludes the fiscal 2022 charges listed in the immediately preceding bullets compared to the first six months of fiscal 2021’s operating loss of $18.2 million, which excludes the fiscal 2021 charges listed in the immediately preceding bullets.
•	The Company recorded a tax provision in the first six months of fiscal 2022 of $8.6 million as compared to a benefit of $33.9 million in the first six months of last year. The first six months of fiscal 2022 included a benefit of $0.3 million primarily associated with the amortization of acquired intangible assets related to Olivia Burton and MVMT. The first six months of fiscal 2021 included a benefit of $0.3 million associated with the amortization of acquired intangible assets related to Olivia Burton, a $0.4 million benefit related to the amortization of acquired intangible assets and deferred compensation related to MVMT, a $24.9 million benefit related to the tax deductible portion of the impairment of goodwill and certain intangible assets, and a $4.6 million benefit related to corporate initiatives taken in response to the COVID-19 pandemic, partially offset by a $0.5 million provision for tax associated with the sale of a non-operating asset in Switzerland.
•	Net income was $28.8 million, or $1.21 per diluted share, compared to a net loss of $156.6 million, or ($6.75) per diluted share, in the first six months of last year. In the first half of fiscal 2022, adjusted net income was $30.2 million, or $1.27 per diluted share, which excludes the fiscal 2022 charges listed above after the associated tax effects, as described in the immediately preceding bullets. For the first half of fiscal 2021, adjusted net loss was $14.7 million, or ($0.63) per diluted share, which excludes the fiscal 2021 charges listed above after the associated tax effects, as described in the immediately preceding bullets.

Fiscal 2022 Outlook

The Company is increasing its outlook and currently expects fiscal 2022 net sales in a range of approximately $680 million to $695 million, gross profit of approximately 55.5% to 56.0% of net sales, operating profit in a range of 13.0% to 13.5% of net sales and diluted earnings per share of approximately $2.75 to $2.90. Assuming no changes to the current tax rules, the Company anticipates a 25% effective tax rate for the fiscal year. This updated outlook does not contemplate significant additional COVID-19 related retail closures which can adversely impact results. The outlook excludes approximately $3.0 million of amortization of acquired intangible assets and deferred compensation for fiscal 2022 related to the Olivia Burton and MVMT brands. The Company's outlook assumes no further significant fluctuations from prevailing foreign currency exchange rates.

Quarterly Dividend and Share Repurchase Program

The Company also announced today that on August 26, 2021, the Board of Directors approved the payment on September 22, 2021 of a cash dividend in the amount of $0.20 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on September 8, 2021.

During the second quarter of fiscal 2022, the Company repurchased approximately 322,800 shares under its share repurchase program. As of July 31, 2021, the Company had $15.0 million remaining under the $25.0 million share repurchase authorization.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, August 26, 2021 at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784. Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic re-play of the call will be available at 12:00 p.m. ET on August 26, 2021 until 11:59 p.m. ET on September 9, 2021 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13722542.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, LACOSTE®, and SCUDERIA FERRARI® watches worldwide, and operates Movado company stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted gross profit, adjusted gross margin, adjusted operating expenses and adjusted operating income, which are gross profit, gross margin, operating expenses and operating income, respectively, under GAAP, adjusted to eliminate the amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions, corporate initiatives and the impairment of goodwill and certain intangible assets. The Company is also presenting adjusted tax provision, which is the tax provision under GAAP, adjusted to eliminate the impact of charges for the Olivia Burton and MVMT acquisitions, corporate initiatives, the impairment of goodwill and certain intangible assets and the gain on the sale of a non-operating asset. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which are net income, earnings per share and effective tax rate, respectively, under GAAP, adjusted to eliminate the after-tax impact of amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions, corporate initiatives, the impairment of goodwill and certain intangibles and the gain on the sale of a non-operating asset. The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same U.S. dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results.

These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, pandemics, including the effect of the COVID-19 pandemic and other diseases on travel and traffic in the Company’s retail stores and the stores of its wholesale customers, supply disruptions and delivery delays from the Company’s suppliers as a result of the COVID-19 pandemic, adverse impact on the Company’s wholesale customers and customer traffic in the Company’s stores as a result of increased uncertainty and economic disruption caused by the COVID-19 pandemic, uncertainty relating to the availability and efficacy of vaccines and treatments for COVID-19, the impact of the United Kingdom’s exit from the European Union, defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets including goodwill if the carrying value of any reporting unit were to exceed its fair value, volatility in reported earnings resulting from changes in the estimated fair value of contingent acquisition consideration, the continuation of the Company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation and administrative proceedings, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, complex and quickly-evolving regulations regarding privacy and data protection, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business outside the United States including, without limitation, import duties, tariffs (including retaliatory tariffs), quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2021	2020	2021	2020

Net sales	$173,874	$88,538	$308,672	$158,204

Cost of sales	75,421	43,182	136,017	80,955

Gross profit	98,453	45,356	172,655	77,249

Operating expenses	73,820	54,272	134,766	112,409
Impairment of goodwill and intangible assets	–	–	–	155,919
Total operating expenses	73,820	54,272	134,766	268,328

Operating income/(loss)	24,633	(8,916)	37,889	(191,079)

Other income	257	8	357	23
Gain on sale of a non-operating asset	–	1,317	–	1,317
Interest expense	(174)	(590)	(449)	(861)

Income/(loss) before income taxes	24,716	(8,181)	37,797	(190,600)

Provision/(benefit) for income taxes	5,315	(1,559)	8,645	(33,889)

Net income/(loss)	19,401	(6,622)	29,152	(156,711)

Less: Net income/(loss) attributable to noncontrolling interests	(9)	(7)	333	(103)

Net income/(loss) attributable to Movado Group, Inc.	$19,410	$(6,615)	$28,819	$(156,608)

Diluted Income Per Share Information
Net income/(loss) attributable to Movado Group, Inc.	$0.82	$(0.28)	$1.21	$(6.75)

Weighted diluted average shares outstanding	23,739	23,240	23,736	23,191

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except for percentage data)

(Unaudited)

	As Reported
	Three Months Ended
	July 31,		% Change

	2021	2020

Total net sales, as reported	$173,874	$88,538	96.4%

Total net sales, constant dollar basis	$168,640	$88,538	90.5%

	As Reported
	Six Months Ended
	July 31,		% Change

	2021	2020

Total net sales, as reported	$308,672	$158,204	95.1%

Total net sales, constant dollar basis	$299,080	$158,204	89.0%

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Net Sales	Gross Profit	Operating Income/ (Loss)	Pre-tax Income/ (Loss)	Provision/ (Benefit) for Income Taxes	Net Income/ (Loss) Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended July 31, 2021
As Reported (GAAP)	$173,874	$98,453	$24,633	$24,716	$5,315	$19,410	$0.82
Olivia Burton Costs (1)	–	–	726	726	138	588	0.03
MVMT Costs (2)	–	–	101	101	25	76	0.00
Adjusted Results (Non-GAAP)	$173,874	$98,453	$25,460	$25,543	$5,478	$20,074	$0.85

Three Months Ended July 31, 2020
As Reported (GAAP)	$88,538	$45,356	$(8,916)	$(8,181)	$(1,559)	$(6,615)	$(0.28)
Olivia Burton Costs (1)	–	–	671	671	139	532	0.02
MVMT Costs (2)	–	–	284	284	108	176	0.01
Gain On Sale of a Non-Operating Asset (3)	–	–	–	(1,317)	(474)	(843)	(0.04)
Corporate Initiatives (4)	–	–	7,368	7,368	2,353	5,015	0.22
Adjusted Results (Non-GAAP)	$88,538	$45,356	$(593)	$(1,175)	$567	$(1,735)	$(0.07)

	Net Sales	Gross Profit	Operating Income/ (Loss)	Pre-tax Income/ (Loss)	Provision/ (Benefit) for Income Taxes	Net Income/ (Loss) Attributable to Movado Group, Inc.	Diluted EPS
Six Months Ended July 31, 2021
As Reported (GAAP)	$308,672	$172,655	$37,889	$37,797	$8,645	$28,819	$1.21
Olivia Burton Costs (1)	–	–	1,447	1,447	275	1,172	0.05
MVMT Costs (2)	–	–	232	232	58	174	0.01
Adjusted Results (Non-GAAP)	$308,672	$172,655	$39,568	$39,476	$8,978	$30,165	$1.27

Six Months Ended July 31, 2020
As Reported (GAAP)	$158,204	$77,249	$(191,079)	$(190,600)	$(33,889)	$(156,608)	$(6.75)
Olivia Burton Costs (1)	–	–	1,356	1,356	258	1,098	0.05
MVMT Costs (2)	–	–	981	981	373	608	0.03
Goodwill and Intangible Asset Impairment (5)	–	–	155,919	155,919	24,867	131,052	5.65
Gain On Sale of a Non-Operating Asset (3)	–	–	–	(1,317)	(474)	(843)	(0.04)
Corporate Initiatives (4)	–	3,508	14,608	14,608	4,592	10,016	0.43
Adjusted Results (Non-GAAP)	$158,204	$80,757	$(18,215)	$(19,053)	$(4,273)	$(14,677)	$(0.63)

(1)	Related to the amortization of acquired intangible assets for Olivia Burton.
(2)	Related to the amortization of acquired intangible assets, accounting adjustments and deferred compensation of MVMT, where applicable.
(3)	Related to a gain on sale of a non-operating asset in Switzerland.
(4)	Related to provision due to the impact to the business of the COVID-19 pandemic, including restructuring plan.
(5)	Related to the impairment of goodwill and impairment of certain of MVMT's intangible assets.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 31,	January 31,	July 31,
	2021	2021	2020
ASSETS

Cash and cash equivalents	$199,721	$223,811	$170,195
Trade receivables, net	89,710	76,931	60,128
Inventories	183,289	152,580	173,374
Other current assets	23,144	23,479	29,098
Income taxes receivable	8,602	24,850	758
Total current assets	504,466	501,651	433,553

Property, plant and equipment, net	19,656	22,349	25,888
Operating lease right-of-use assets	71,253	76,070	82,169
Deferred and non-current income taxes	41,579	42,507	59,747
Other intangibles, net	15,550	17,081	18,071
Other non-current assets	58,394	59,599	60,261
Total assets	$710,898	$719,257	$679,689

LIABILITIES AND EQUITY

Accounts payable	$45,670	$28,187	$29,929
Accrued liabilities	50,329	51,124	45,509
Accrued payroll and benefits	13,864	18,047	12,431
Current operating lease liabilities	14,863	15,861	14,766
Income taxes payable	10,379	14,452	6,774
Total current liabilities	135,105	127,671	109,409

Loans payable to bank, non current	–	21,230	48,341
Deferred and non-current income taxes payable	20,185	21,895	20,743
Non-current operating lease liabilities	64,520	68,412	75,376
Other non-current liabilities	51,686	50,115	48,124

Redeemable noncontrolling interest	2,443	2,600	3,037

Shareholders' equity	434,567	425,264	373,671

Noncontrolling interest	2,392	2,070	988
Total equity	436,959	427,334	374,659

Total liabilities, redeemable noncontrolling interest and equity	$710,898	$719,257	$679,689

MOVADO GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	July 31,

	2021	2020
Cash flows from operating activities:
Net income/(loss)	$28,819	$(156,608)
Impairment of goodwill and intangible assets	–	155,919
Non-cash corporate initiatives	–	6,608
Depreciation and amortization	6,283	7,200
Other non-cash adjustments	5,696	(33,833)
Changes in working capital	(18,802)	9,630
Changes in non-current assets and liabilities	682	(292)
Net cash provided by/(used in) operating activities	22,678	(11,376)

Cash flows from investing activities:
Capital expenditures	(1,786)	(1,891)
Proceeds from sale of a non-operating asset	–	1,317
Tradenames and other intangibles	(133)	(51)
Net cash used in investing activities	(1,919)	(625)

Cash flows from financing activities:
Repayment of bank borrowings	(21,140)	(36,772)
Proceeds from bank borrowings	–	30,879
Dividends paid	(11,618)	–
Stock repurchase	(9,975)	–
Stock awards and options exercised and other changes	(1,030)	(474)
Debt issuance costs	–	(300)
Net cash used in financing activities	(43,763)	(6,667)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1,096)	3,022
Net change in cash, cash equivalents, and restricted cash	(24,100)	(15,646)
Cash, cash equivalents, and restricted cash at beginning of period	224,423	186,438

Cash, cash equivalents, and restricted cash at end of period	$200,323	$170,792

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$199,721	$170,195
Restricted cash included in other non-current assets	602	597
Cash, cash equivalents, and restricted cash	$200,323	$170,792